CONSENT OF PRICE WATERHOUSE LLP


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-62145) of our report dated February 17, 1995, which appears on page 23 of the 1994 Annual Report to Shareholders of Cyprus Amax Minerals Company, which is incorporated by reference in Cyprus Amax Minerals Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 30 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP


Denver, Colorado
September 14, 1995